FOR IMMEDIATE RELEASE:
July 2, 2014
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION
ANNOUNCES THREE-FOR-TWO STOCK SPLIT

Dover, Delaware – Chesapeake Utilities Corporation (NYSE: CPK) today announced that its Board of Directors has approved a three-for-two stock split of the Company’s outstanding common stock. The stock split will be effected in the form of a stock dividend entitling each stockholder as of the record date to receive one additional share of common stock for every two shares of common stock owned. The stock dividend will be issued on September 8, 2014 to all stockholders of record at the close of business on August 13, 2014.

“The stock split highlights the exceptional value Chesapeake has delivered to stockholders over the long-term as well as the short-term. Our team has identified and executed upon many growth opportunities, which have led to profitable earnings growth, superior dividend growth and increased stockholder value, and we are excited about our prospects for continued growth,” said Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “The decision to split the stock will also make the shares more affordable to current and potential investors and should lead to an increase in the trading volume of our stock.”

The Company’s last stock split was in 1989 when a three-for-two stock split occurred.

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing; electricity distribution; propane gas distribution and wholesale marketing; advanced information services and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through our IR App. The IR App can be downloaded for free through the App Store on an iPhone or iPad, or Google Play on an Android mobile device, by searching for Chesapeake Utilities Corporation.

# # #

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799